Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Statement of Medicus Pharma Ltd. on Form 1-A (No. 024-12573) of our report dated March 28, 2025, on our audit of the financial statements as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 28, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

March 28, 2025